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                                                                    EXHIBIT 10.5

                                 April 15, 1999

Mr. Jeffrey B. Van Horn
[address]

Dear Jeff:

     This letter agreement (the "Agreement") confirms the terms of the termination of your employment with AvalonBay Communities, Inc. (the "Company," a term which for purposes of this Agreement includes its related or affiliated entities).

     1. TERMINATION DATE. By mutual agreement, the effective date of the termination of your employment and office(s) with the Company and any of its related or affiliated entities was February 16, 1999 (the "Date of Termination"). By entering into this Agreement, you also are acknowledging that you resigned, as of the date of Termination, as a director of all entities that are related or affiliated to the Company. For purposes of the Employment Agreement, dated as of March 9, 1998 by and between you and Bay Apartment Communities, Inc. (a predecessor to the Company) (the "Employment Agreement"), the termination of your employment shall be deemed to be a termination without Cause.

     2. SEVERANCE PAY AND BENEFITS. The Company shall provide you with the payments and benefits set forth in Sections 3(i) (forgiveness of outstanding balance of a certain Company loan with a balance as of this day of $73,200), 7(c)(i) (payment of salary, compensation and benefits earned through Date of Termination), 7(c)(v) (termination payments and benefits upon termination without Cause) and 7(d) (Partial Gross-up Payment) of the Employment Agreement subject to and in accordance with the terms and conditions of the Employment Agreement and subject, in all events, to the provisions set forth below.

               (a) For purposes of Sections 7(c)(v) of the Employment Agreement, you and the Company agree that in satisfaction of the Company's


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Mr. Jeffrey B. Van Horn
April 15, 1999
Page 2

obligation to pay you three times your Covered Average Compensation, the Company shall pay you, promptly after the execution hereof, the sum of Two Million, Nine Hundred Fifty-Seven Thousand, Eight Hundred Dollars ($2,957,800) (the "Lump Sum Compromise Amount") (less applicable tax withholding). You and the Company agree that the there has not been agreement as to the individual components that constitute three times your Covered Average Compensation, but that there is agreement that the Lump Sum Compromise Amount is being paid in full satisfaction of any and all claims that you have to receive three times your Covered Average Compensation. In addition to the Lump Sum Compromise Amount, pursuant to Section 7(d) the Company shall pay to you the Partial Gross-up Payment required under the Employment Agreement. You and the Company have determined that the Partial Gross-up Payment is Seven Hundred Twenty Nine Thousand Five Hundred Ten Dollars ($729,510) but that such amount may require modification, and you and the Company each agree to cooperate in the final calculation of the Partial Gross-up Payment. For clarity, you and we each agree that, since the Partial Gross-up Payment is in respect of taxes owed by you, the full amount of the Partial Gross-up Payment will be retained by the Company as tax withholding. You and the Company agree that you have been paid all accrued but unpaid compensation to which you are entitled under Section 7(c)(i) of the Employment Agreement and that the Company owes you no other compensation under Section 7(c)(i) in respect of your employment through the Date of Termination.

               (b) In accordance with Section 7(c)(v)(A) of the Employment Agreement, the Company will continue, without cost to you, benefits comparable to the medical and disability benefits provided to you immediately prior to the Date of Termination under Sections 3(c) and 3(d) of the Employment Agreement for a period of 36 months following the Date of Termination or until such earlier date as you may obtain comparable benefits through other employment. For purposes of Section 7(c)(v)(A) of the Employment Agreement, if, within 36 months of the Date of Termination, you obtain medical or disability benefits through other employment (whether self-employment or otherwise) comparable to those provided to you pursuant to Section 7(c)(v)(A), you will promptly notify the Company.

               (c) In accordance with Section 7(c)(v)(B) of the Employment Agreement, the Company will continue to pay, or reimburse you, for so long as such payments are due, all premiums then due and payable on the whole-life portion of the split dollar life insurance policy obtained pursuant to Section 3(d) of the Employment Agreement.


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Mr. Jeffrey B. Van Horn
April 15, 1999
Page 3

               (d) In accordance with Section 7(c)(v)(C) of the Employment Agreement, all shares of the Company's stock that you were granted as Restricted Shares vested as of the Date of Termination (i.e., you own as of the Date of Termination a total of 16,030 shares of common stock of the Company that were originally granted to you as Restricted Shares, as set forth on Exhibit A hereto). To the extent the Company has not already done so, promptly following your execution of this Agreement the Company shall deliver to you certificates representing such shares with no restrictive legends, and such shares shall be freely transferable by you subject to applicable securities laws. You acknowledge that the Company has advised you to consult an attorney regarding your continuing obligations under Section 16 of the Securities Exchange Act of 1934, as amended, as well as other federal and state securities (including insider trading) laws.

               (e) In accordance with Section 7(c)(v)(C) of the Employment Agreement, all options to purchase shares of the Company's common stock that you were granted vested as of the Date of Termination. Exhibit B hereto lists all of such options and their respective exercise prices. You have until the expiration of three (3) months following the Date of Termination in which to exercise the options granted on June 19, 1996. The Board of Directors, or the Compensation Committee of the Board of Directors, of the Company has taken such action as is necessary so that, with respect to the other options listed in Exhibit B, you will have until the expiration of four (4) months following the Date of Termination in which to exercise such options. The Company will provide reasonable and customary cooperation in your consummation of a "cashless exercise" with a broker in which the proceeds of the sale of shares of the Company common stock are used, directly or indirectly, to finance your remittance of the exercise price on the options. The Company will not assert that you are in possession of information regarding the Company such that there is a basis for the Company to not provide such cooperation.

               (f) The Company shall reimburse you for your reasonable legal fees, in an amount not to exceed $20,000, in connection with review and negotiation of this Agreement. This reimbursement is not required under the Employment Agreement but the Company has agreed to pay such amount in connection with its settlement with you as provided in this Agreement.

     3. RELEASE OF CLAIMS. In accordance with Section 7(h) of the Employment Agreement, the parties agreed that the payments to you under Section 7 of the Employment Agreement (as described and/or modified in Section 2 of this Agreement) are in full satisfaction of all claims you may have in respect of your employment by the Company or its affiliates and are provided as the sole


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Mr. Jeffrey B. Van Horn
April 15, 1999
Page 4

and exclusive benefits to be provided to you in respect of the termination of your employment. To effectuate that agreement, you hereby covenant and agree as follows:

               (a) You, on behalf of yourself and your successors, heirs, assigns, executors, administrators and/or estate, hereby irrevocably and unconditionally release, acquit and forever discharge the Company, its subsidiaries, divisions and related or affiliated entities, and each of their respective predecessors, successors or assigns, and the officers, directors, partners, shareholders, representatives, employees and agents of each of the foregoing (the "Releasees"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorneys' fees and costs actually incurred), known or unknown, that directly or indirectly arise out of, relate to or concern your employment or termination of employment with the Company ("Claims"), which you have, own or hold, or at any time heretofore had, owned or held against the Releasees up to the date on which you execute this Agreement, including without limitation, express or implied, all Claims for: breach of express or implied contract; promissory estoppel; fraud, deceit or misrepresentation; intentional, reckless or negligent infliction of emotional distress; breach of any express or implied covenant of employment, including the covenant of good faith and fair dealing; interference with contractual or advantageous relations; discrimination on any basis under federal, state or local law, including without limitation, Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, as amended, and the California Fair Employment and Housing Act, Cal. Gov't. Code Sections 12940, et seq., as amended; and all claims for defamation or damaged reputation.

               (b) You acknowledge that you are familiar with Section 1542 of the California Civil Code, which reads as follows:

     A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

You acknowledge and agree that you are releasing unknown claims and waive all rights that you may have under Civil Code Section 1542 or under any other statute or common law principle of similar effect.


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Mr. Jeffrey B. Van Horn
April 15, 1999
Page 5

               (c) You represent and warrant that you have not filed any complaints or charges asserting any Claims against the Releasees with any local, state or federal agency or court. You further represent and warrant that you have not assigned or transferred to any person or entity any Claims or any part or portion thereof.

               (d) You agree that you will not hereafter pursue any Claim against any Releasee by filing a lawsuit in any local, state or federal court for or on account of anything which has occurred up to the present time as a result of your employment, and you shall not seek reinstatement with, or damages of any nature, severance, incentive or retention pay, attorney's fees, or costs from the Company or any of the other Releasees; provided, however, that nothing in this Section 3 shall be deemed to release the Company from any claims that you may have (i) under this Agreement, (ii) for indemnification pursuant to and in accordance with applicable statutes, the by-laws of the Company and Section 4(b) of the Employment Agreement, (iii) vested pension or retirement benefits under the terms of qualified employee pension benefit plans, or (iv) accrued but unpaid wages.

     4. RELEASE BY THE COMPANY.

               (a) The Company, on behalf of itself, its subsidiaries, divisions and related or affiliated entities and each of their respective predecessors, successors or assigns hereby irrevocably and unconditionally releases, acquits and forever discharges you, your successors, heirs, assigns, executors, administrators and/or estate (the "Van Horn Releasees"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney's fees and costs actually incurred) known or unknown, that directly or indirectly arise out of, relate to or concern acts or omissions reasonably taken or not taken by you in the course of your employment with the Company in good faith (the "Company Claims").

               (b) The Company represents and warrants that it has not filed any complaints or charges asserting any Company Claims against the Van Horn Releasees with any local, state or federal agency or court. The Company further represents and warrants that it has not assigned or transferred to any person or entity any Company Claims or any part or portion thereof.

               (c) The Company agrees that it will not hereafter pursue any Company Claim against any Van Horn Releasee by filing a lawsuit in any local,


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Mr. Jeffrey B. Van Horn
April 15, 1999
Page 6

state or federal court for or on account of anything which has occurred up to the present time as a result of your employment to the extent set forth in Subparagraph 4(a) above; provided, however, that nothing in this Section 4 shall be deemed to release you from any claims the Company may have (i) under this Agreement or (ii) for claims not otherwise released by Section 4(a) above.

     5. EMPLOYMENT AGREEMENT. Except as set forth in the next sentence or as expressly provided elsewhere in this Agreement, this Agreement supersedes all provisions of the Employment Agreement and all such provisions terminated upon the Date of Termination. Nothing contained herein, however, shall be deemed to terminate your obligations to the Company or the Company's obligations to you under Sections 4 (b) (indemnification), 6 (Records/Nondisclosure/Company Policies), 7(d) (Excise Tax Payment), 8(b)-(c) (Non-Solicitation and Specific Enforcement), and 13 (Resolution of Disputes) of the Employment Agreement, Annexes A (Code of Ethics) or B (Nondisclosure Agreement) thereto, or the Company's Stock Option Plan or the stock option agreements entered into by you from time to time.

     6. RETURN OF PROPERTY. In accordance with Section 4 of the Nondisclosure Agreement, dated as of March 9, 1998, by and between you and Bay Apartment Communities, Inc. (a predecessor to the Company) and incorporated in the Employment Agreement as Annex B ("Nondisclosure Agreement"), to the extent you have not already done so, (i) you will return to the Company all records, correspondence, notes, financial statements, computer printouts and other documents and recorded material of every nature (including copies thereof) that may be in your possession or control dealing with Confidential Information (as defined in Section 8 of the Nondisclosure Agreement), and (ii) you will return to the Company all other property. Reference is made to your memorandum of March 19, 1999 in which a Senior Vice President of the Company acknowledged your return of the items referenced on such memorandum.

     7. LITIGATION COOPERATION. You agree to continue to serve the Company as a litigation consultant and, in connection therewith, to cooperate reasonably with the Company in (i) the defense or prosecution of any claims or actions which already have been brought or which may be brought in the future against or on behalf of the Company and (ii) responding to, cooperating with, or contesting any governmental audit, inspection, inquiry, proceeding or investigation, which relate to events or occurrences that transpired during your employment with the Company. Your cooperation in connection with such claims or actions shall include, without implication of limitation: promptly


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Mr. Jeffrey B. Van Horn
April 15, 1999
Page 7

notifying the Company in writing of any subpoena, interview, investigation, request for information, or other contact concerning events or occurrences that transpired during your employment with any of the Company; being reasonably available to meet with counsel for any of the Company to prepare for discovery or trial; to testify truthfully as a witness when reasonably requested and at reasonable times designated by the Company; and to meet with counsel or other designated representatives of the Company at reasonable times and places; to prepare responses to and to cooperate with any Company's processing of governmental audits, inspections, inquiries, proceedings or investigations. The Company agrees to reimburse you for any reasonable out-of-pocket expenses that you incur in connection with such cooperation, subject to reasonable documentation. The Company shall compensate you at an hourly rate derived from your last applicable Base Salary for time that you reasonably spend complying with your obligations as a litigation consultant under this Section, except that the Company shall not, under any circumstances, compensate you for time spent testifying under oath or responding to questions from governmental investigators in a capacity as a fact witness. The Company will try, in good faith, to exercise its rights under this Section so as not to unreasonably interfere with your personal schedule or ability to engage in gainful employment. In the event other commitments preclude you from being available to the Company when requested, you may decline a Company request for cooperation so long as you promptly provide to the Company reasonable alternative dates when you will be available to provide such cooperation.

     In furtherance of your obligations under this Agreement, you agree that you shall not disclose, provide or reveal, directly or indirectly, any information concerning the Company, including without implication of limitation, their respective operations, plans, strategies or administration, to any other person or entity unless compelled to do so pursuant to (a) a valid subpoena or (b) as otherwise required by law, but in either case only after providing the Company, to the attention of its Chief Executive Officer, with prior written notice and opportunity to contest such subpoena or other requirement. Written notice shall be provided to the Company as soon as practicable, but in no event less than five (5) business days before any such disclosure is compelled, or, if later, at least one business day after you receive notice compelling such disclosure.

     8. NONDISPARAGEMENT AND NONDISCLOSURE. You agree not to take any action or make any statement, written or oral, which disparages or criticizes the Company or its officers, directors, agents, or management and business practices, or which disrupts or impairs the Company's normal operations. The Company agrees to instruct its directors and executive officers


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Mr. Jeffrey B. Van Horn
April 15, 1999
Page 8

not to take any action or make any statement, written or oral, which disparages or criticizes you or your management and business practices. The provisions of this Section 8 shall not apply to any truthful statement required to be made by you or any director or executive officer of the Company, as the case may be, in any legal proceeding, governmental or regulatory investigation, in any public filing or disclosure legally required to be filed or made, or in any confidential discussion or consultation with professional advisors. You agree not to disclose the terms of this Agreement except (a) to your professional advisors, including accountants and attorneys (provided they agree to keep such information confidential), (b) to the extent that, prior to your disclosure, the Company has previously disclosed such information in its filings with the Securities and Exchange Commission, and (c) (i) pursuant to a valid subpoena or
(ii) as otherwise required by law, but in either of the latter two cases only after providing the Company, to the attention of its Chief Executive Officer, with prior written notice and reasonable opportunity to contest such subpoena or other requirement. In the case of the circumstances contemplated by Subsections 8(c)(i) or (ii), written notice shall be provided to the Company as soon as practicable, but in no event less than five (5) business days before any such disclosure is compelled, or, if later, at lease one (1) business day after you receive notice compelling such disclosure.

     9. EXCLUSIVITY. This Agreement sets forth all the consideration to which you are entitled by reason of the termination of your employment, and you agree that you shall not be entitled to or eligible for any payments or benefits under any other Company severance, bonus, retention or incentive policy, arrangement or plan.

     10. TAX MATTERS. All payments and other consideration provided to you pursuant to this Agreement shall be subject to any deductions, withholding or tax reporting that the Company reasonably determines to be required for tax purposes.

     11. NOTICES, ACKNOWLEDGMENTS AND OTHER TERMS

               (a) You are advised to consult with an attorney and tax advisor before signing this Agreement. You acknowledge that you have consulted with an attorney of your choice. You acknowledge that you have been given a reasonable period of time to consider this Agreement before executing it.

               (b) By signing this Agreement, you acknowledge that you are doing so voluntarily and knowingly, fully intending to be bound by this Agreement. You also acknowledge that you are not relying on any

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Mr. Jeffrey B. Van Horn
April 15, 1999
Page 9

representations by any representative of the Company concerning the meaning of any aspect of this Agreement. You understand that this Agreement shall not in any way be construed as an admission by the Company of any liability or any act of wrongdoing whatsoever by the Company against you and that the Company specifically disclaims any liability or wrongdoing whatsoever against you on the part of itself and its officers, directors, shareholders, employees and agents. You understand that if you do not enter into this Agreement and bring any claims against the Company, the Company will dispute the merits of those claims and contend that it acted lawfully and for good business reasons with respect to you.

               (c) In the event of any dispute, this Agreement will be construed as a whole, will be interpreted in accordance with its fair meaning, and will not be construed strictly for or against either you or the Company. Section headings and parenthetical explanations of section references are for convenience only and shall not be used to interpret the meaning of any provision or term of this Agreement.

               (d) The law of the State of Maryland will govern any dispute about this Agreement, including any interpretation or enforcement of this Agreement.

               (e) In the event that any provision or portion of a provision of this Agreement shall be determined to be illegal, invalid or unenforceable, the remainder of this Agreement shall be enforced to the fullest extent possible and the illegal, invalid or unenforceable provision or portion of a provision will be amended by a court of competent jurisdiction, or otherwise thereafter shall be interpreted, to reflect as nearly as possible without being illegal, invalid or unenforceable the parties' intent if possible. If such amendment or interpretation is not possible, the illegal, invalid or unenforceable provision or portion of a provision will be severed from the remainder of this Agreement and the remainder of this Agreement shall be enforced to the fullest extent possible as if such illegal, invalid or unenforceable provision or portion of a provision was not included.

               (f) This Agreement may be modified only by a written agreement signed by you and an authorized representative of the Company.

               (g) This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and, except as expressly provided herein, supersedes all prior agreements between the parties with respect to any related subject matter.


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Mr. Jeffrey B. Van Horn
April 15, 1999
Page 10

               (h) This Agreement shall be binding upon each of the parties and upon their respective heirs, administrators, representatives, executors, successors and assigns, and shall inure to the benefit of each party and to their heirs, administrators, representatives, executors, successors, and assigns.

                                  [End of Text]


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Mr. Jeffrey B. Van Horn
April 15, 1999
Page 11

     If you agree to these terms, please sign and date below and return this Agreement to the Company's Chief Executive Officer by May 3, 1999. This Agreement may be executed in counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual or facsimile signature.

                                    Sincerely,

                                    AVALONBAY COMMUNITIES, INC.

                                    By: /s/ Richard L. Michaux
                                        ----------------------
                                        Richard L. Michaux
                                         Chief Executive Officer and
                                         President

Accepted and Agreed to:

/s/ Jeffrey B. Van Horn
-----------------------
Jeffrey B. Van Horn

Dated:  April 15, 1999